UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2020

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Cassava Sciences, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7801 N Capital of Texas Highway, Suite 260

Austin, Texas 78731

(Address of principal executive offices, including zip code)

(512) 501-2444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

0
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2020, the Board of Directors (the “Board”) of Cassava Sciences, Inc. (the “Company”) approved the 2020 Cash Incentive Bonus Plan (the “Plan”). The Plan was established to provide a further incentive to promote the long-term success of the Company by establishing an “at-risk” cash bonus program that rewards participants with additional cash compensation in lockstep with significant increases in the Company’s valuation. The Plan is considered “at-risk” because Plan participants get nothing if the Company’s valuation does not increase significantly, or if the Company’s valuation increases but falls short of certain thresholds specified in the Plan, or if the Company does not have sufficient cash available to render payment of a cash bonus award.

Valuation thresholds are determined based on either (A) one share of the Company’s closing price on the Nasdaq Capital Market multiplied by the total issued and outstanding shares and options to purchase shares of the Company, a calculation commonly referred as ‘market  capitalization’ or (B) the aggregate consideration payable to security holders of the Company in a merger or acquisition transaction that constitutes a sale of ownership of the Company or its assets (a “Merger Transaction”).

The Plan is triggered only if the Company achieves $200 million to $5 billion in market capitalization. The Plan specifies 14 distinct valuation thresholds between $200 million and $5 billion. Each valuation threshold must be achieved and maintained for no less than 20 consecutive business days for participants to be eligible for a cash bonus award. Each valuation threshold triggers a separate cash bonus award in a pre-set amount defined in the Plan. Payment of cash bonuses is deferred until such time as the Company completes a Merger Transaction, or until such time as the Company has sufficient cash available to render payment, none of which may ever occur. Accordingly, there can be no assurance that participants in the Plan will get paid a cash bonus that is awarded under the Plan, even if the Company’s market capitalization increases substantially.

Remi Barbier, Cassava’s Chairman, President and CEO; Nadav Friedmann, Ph.D., M.D., Cassava’s Chief Medical and Operating Officer and Director; Eric J. Schoen, Cassava’s Chief Financial Officer; and Cassava’s directors who are not executive officers or employees of Cassava (“Independent Directors”), are included among the Plan participants. Mr. Barbier’s cash bonus payable upon achievement of each valuation threshold will be equal to at least 33.3% of the aggregate bonus payment set out in the Plan with respect to each such threshold. Dr. Friedmann’s and Mr. Schoen’s cash bonus upon achievement of each such threshold will be determined by the Compensation Committee of the Board as a portion of 33.3% and 23.3%, respectively, of the aggregate bonus payment set out in the Plan with respect to each such threshold and after taking into account the recommendations of Cassava’s CEO.

Each Independent Director’s cash bonus upon achievement of each valuation threshold will be equal to 2% of the aggregate bonus payment set out in the Plan with respect to such threshold, subject to a reasonable increase for members of committees of the Board. However, any Independent Director joining the Board after August 26, 2020 will be entitled to a cash bonus payment with respect to the relevant threshold equal to one-half of the cash bonus payment that would have been payable to such Independent Director had she or he served on the Board prior to that date.

Payment of the cash bonus to each of the named executive officers listed above, the Independent Directors and other Plan participants is subject to all terms and conditions of the Plan.

The foregoing description of the Plan and the amounts payable to each of the named executive officers listed above is not complete and is qualified in its entirety by reference to the full text of the Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit No. Description

10.1	Cassava Sciences, Inc. 2020 Cash Incentive Bonus Plan*

*  Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would likely cause competitive harm if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASSAVA SCIENCES, INC.
a Delaware corporation

Date: September 1, 2020
	By:	/s/ ERIC J. SCHOEN
Eric J. Schoen
Chief Financial Officer